Exhibit 3.2

AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET

COLLECTIVE TRUST

EIGHTH AMENDED FUND DECLARATION

STABLE ASSET RETURN FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995, as amended as of July 15, 2002 and December 1, 2004, and as amended and restated effective May 1, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire as trustee (“State Street NH” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 6, 2009, State Street NH hereby amends and restates the Fund Declaration dated January 23, 2009 of the Stable Asset Return Fund, an investment fund established under the Collective Trust, to, among other things, change certain aspects of the investment objectives, guidelines and restrictions applicable thereto. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

1. Name of the Fund. The name of this investment fund shall be “Stable Asset Return Fund” (the “Fund”).

2. Investment Objective. The investment objective of the Stable Asset Return Fund is to provide current income consistent with preserving principal and liquidity.

3. Investment Guidelines and Restrictions. The assets of the Fund shall be normally invested and reinvested in (a) obligations of the United States and the agencies and instrumentalities thereof (“United States Obligations”) and in other high quality instruments, including, but not limited to, notes, bonds and similar debt instruments of corporations, commercial paper, certificates of deposit and time deposits, bankers’ acceptances, supranational and sovereign debt obligations (including obligations of foreign government sub-divisions), asset-backed securities, master notes and promissory notes, funding agreements, variable and indexed interest notes and repurchase agreements (collectively, “Short-term Investment Products”); (b) investment contracts (“Traditional Investment Contracts”) pursuant to which the issuer of such contract (an insurance company, bank or other financial institution) agrees to pay stated interest over its term and repay principal at the end of its term (all such Traditional Investment Contracts shall be benefit responsive (i.e., responsive to qualifying withdrawal, transfer and benefit payment requests at book value and shall satisfy any other conditions as may be required so that each such contract can be accounted for and valued at book value under generally accepted accounting principles)); and (c) Synthetic GICs which are arrangements comprised of investments in fixed income debt securities or collective investment funds that invest in such fixed income debt securities (the “Underlying Securities”) and a separate contract (the “Benefit Responsive Contract”) issued by an insurance company, bank or other financial institution (the “Benefit Responsive Provider”) that allows the Fund to account for the Underlying Securities at book value under generally accepted accounting principles and permits such Underlying Securities to be credited with interest at an agreed upon crediting rate for purposes of permitting the contract to be benefit responsive (i.e., responsive to qualifying withdrawal, transfer and benefit payment requests by participants in the Fund).

The Fund may invest in United States Obligations and Short-term Investment Products, so long as the average weighted days to maturity of all such investments does not exceed 120 days. The average weighted maturity of the Short-term Investment Products and the Traditional Investment Contracts shall not exceed 27 months.

All of the investments by the Fund may be made through collective investment funds maintained by State Street Bank and Trust Company (“State Street Bank”), so long as such collective investment funds comply with the investment guidelines and restrictions described herein.

It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABA Retirement Funds, may in the future review such investment policy.

Investments in Short-Term Investment Products, other than United States Obligations, at the time of purchase must be (a) rated or issued by issuers that rated in either of the two highest rating categories applicable to corporate bonds (including the subcategories within such rating categories) by at least two nationally recognized statistical rating organizations (“NRSROs”), at least one of which must be Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), (b) rated in the highest rating category applicable to commercial paper by at least two NRSROs, at least one of which must be Moody’s or S&P, or (c) if unrated, issued or guaranteed by an issuer that has other comparable outstanding instruments that are so rated or is itself rated in either of the two highest rating categories (including the subcategories within such rating categories) by at least two NRSROs, at least one of which must be Moody’s or S&P. For purposes of this restriction, an investment in a repurchase agreement will be considered to be an investment in the securities that are subject to the repurchase agreement.

The Stable Asset Return Fund will not invest in any Traditional Investment Contract, unless, at the time of purchase, the Investment Contract or issuer is rated in one of the two highest rating categories (including the sub-categories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s.

The Stable Asset Return Fund will not invest in any Underlying Security, unless, at the time of purchase the Underlying Security or issuer thereof is rated in one or more of the two highest rating categories (including the sub-categories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s. With respect to Benefit Responsive Providers, the Stable Asset Return Fund will not be subject to the credit quality standards described above; however, the Stable Asset Return Fund will not enter into a Benefit Responsive Contract with any Benefit Responsive Provider unless, at that time, such Benefit Responsive Provider is rated in one or more of the four highest rating categories (including the subcategories within such rating categories) by at least two NRSROs, at least one of which must be S&P or Moody’s.

Except for Traditional Investment Contracts and United States Obligations, the Trustee shall not invest, either directly or indirectly through one or more collective investment funds, more than 5% of the assets of the Fund in securities of a single issuer, determined at the time of purchase. For purposes of this 5% limitation, investments in collective investment funds maintained by State Street Bank are considered to be investments in the each of the securities held by such collective investment funds, and investments in repurchase agreements are considered to be investments in the securities that are the subject of such repurchase agreements. Other than Traditional Investment Contracts, the Trustee shall not, either directly or indirectly through one or more collective investment funds, invest more than 10% of the net assets of the Fund in illiquid securities, including repurchase agreements with maturities of greater than 7 days or portfolio securities that are not readily marketable or redeemable, in each case determined at the time of purchase. The proportion of the assets of the Fund invested, either directly or indirectly through one or more collective investment funds, in Traditional Investment Contracts of any one insurance company, bank, or financial institution will generally not be greater than 15% of the aggregate value of Traditional Investment Contracts included in the Fund’s portfolio, and in no event greater than 20%, in each case determined at the time of purchase. These requirements do not apply to the Benefit Responsive Providers or Benefit Responsive Contracts in connection with Synthetic GIC arrangements.

The Trustee may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust.

It is the intention of the Trustee not to cause the Fund to invest in derivative instruments, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued (the “Prospectus”). The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Fund will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

4. Transfers. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units from the Fund on any Business Day; provided, however, the Trustee may limit or suspend certain or all withdrawal and transfer rights when the amount of liquid assets held by the Fund are insufficient in the judgment of the Trustee to satisfy all required withdrawal and transfer requests.

5. Fees. For services rendered to or on behalf of the Fund, State Street Bank will be entitled to receive compensation in the amount and at the time set forth in Schedule A attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Amended Fund Declaration for the Stable Asset Return Fund by its proper officer as of June 29, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda L. Hampton	By:	/s/ Monet T. Ewing
Name:	Lynda L. Hampton	Name:	Monet T. Ewing
Title:	Associate	Title:	Vice President

STABLE ASSET RETURN FUND

EIGHTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 6, 2009, for services rendered to or on behalf of the Stable Asset Return Fund and the other Funds listed below and the Balanced Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Stable Asset Return Fund, such other Funds and the Balanced Fund a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Stable Asset Return Fund, the other Funds and the Balanced Fund, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset
Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity Fund, the Small-Mid Cap Equity Fund, the International All Cap
Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index
Equity Fund, International Index Equity Fund, Real Asset Return Fund, the Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

[1]

For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

STABLE ASSET RETURN FUND

EIGHTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE B

The Trustee has not entered into an investment advisor agreement for the Fund.